CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price1	Amount of Registration Fee
Senior Fixed to Floating Rate Notes due 2031	$3,000,000	$343.80
(1)   The maximum aggregate offering price relates to an additional $3,000,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 1,030 to Registration Statement No. 333-156423.

September 2011
Amendment No. 1 dated October 26, 2011 to Pricing Supplement No. 1,030 Registration Statement No. 333-156423 Dated September 28, 2011 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED INVESTMENTS

Senior Fixed to Floating Rate Notes due October 27, 2031
CMS Curve Linked Accrual Notes
As further described below, interest will accrue monthly on the notes at a rate of (i) Years 1 to 3: 7.00% per annum and (ii) Years 4 to maturity: 7.00% per annum for each day that  the 30-Year Constant Maturity Swap Rate (“30CMS”) is greater than or equal to the 2-Year Constant Maturity Swap Rate (“2CMS”).  The notes provide investors with the opportunity to earn interest at a higher rate in exchange for taking the risk of receiving no interest with respect to any day on which long-term interest rates, as measured by 30CMS, are less than short-term interest rates, as measured by 2CMS.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,000,000
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Pricing date:	September 28, 2011
Original issue date:	October 27, 2011 (20 business days after the pricing date)
Maturity date:	October 27, 2031
Interest accrual date:	October 27, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding October 27, 2014: 7.00%
From and including October 27, 2014 to but excluding the maturity date (the “floating interest rate period”):
(x) 7.00% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the level of the CMS reference index is greater than or equal to the CMS reference index strike; and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the level of the CMS reference index is less than the CMS reference index strike, interest will accrue at a rate of 0.00% per annum for that day.

Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 27th day of each calendar month, beginning November 27, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	Actual/Actual
Early redemption:	Not applicable
CMS reference index:	30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate, expressed as a percentage. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:	0.00%
CMS reference index cutoff:
Floating interest rate period:   The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index on such third U.S. government securities business day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EW31 / US61745EW317
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commission(2)	Proceeds to Issuer
Per Note	At variable prices	$35	$965
Total	At variable prices	$140,000	$3,860,000
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to $35 per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008                                                                                                             Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

The Notes

The notes are debt securities of Morgan Stanley.  Interest on the notes during the floating interest rate period will accrue for each day that 30CMS is greater than or equal to 2CMS.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount of each note is $1,000, and the issue price is variable. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 30CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 30CMS level shall be the 30CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 2CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 2CMS level shall be the 2CMS level on the immediately preceding U.S. government securities business day. This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index in effect on such third U.S. government securities business day prior to such interest payment date.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

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Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Hypothetical Examples

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any month in the floating interest rate period based on the total number of calendar days in a monthly interest payment period on which the level of the CMS reference index is greater than or equal to the CMS reference index strike. The table assumes that the interest payment period contains 30 calendar days and an interest rate of 7.00% per annum.

The example below is for purposes of illustration only and would provide different results if different assumptions were made.  The actual monthly interest payments will depend on the actual number of calendar days in each interest payment period and the actual level of the CMS reference index on each day.  The applicable interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.

N	Hypothetical Interest Rate
0	0.0000%
5	1.1667%
10	2.3333%
15	3.5000%
20	4.6667%
25	5.8333%
30	7.0000%

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Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Historical Information

CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 1, 1996 to October 26, 2011.  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  We cannot give you any assurance that the level of the CMS reference index will be greater than or equal to the CMS reference index strike on any day of any interest payment period during the floating interest rate period.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the CMS reference index level.

*The bold line in the graph above represents the CMS reference index strike of 0.00%.

Historical period
Total number of days in historical period	5,778
Number of days that CMS reference index was greater than or equal to 0.00%	5,765
Number of days that CMS reference index was less than 0.00%	13

The historical performance shown above is not indicative of future performance. The CMS reference index level may in the future be negative for extended periods of time. During the floating interest rate period, you will not receive interest for any day that the CMS reference index is negative.

September 2011	Page 5

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS, 2CMS and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Yield Risk

▪
If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike for so many days during any monthly interest payment period during the floating interest rate period, that the interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  To the extent that the level of the CMS reference index is less than the CMS reference index strike, during the floating interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes at such time.

▪
The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day.  Because the level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day, if the level of the CMS reference index on that U.S. government securities business day is less than the CMS reference index strike, you will not receive any interest in respect of those three days even if the level of the CMS reference index as actually calculated on any of those days were to be greater than or equal to the CMS reference index strike.

▪
The historical performance of 30CMS and 2CMS are not an indication of future performance. Historical performance of 30CMS and 2CMS should not be taken as an indications of their future performance during the term of the notes.  Changes in the levels of 30CMS and 2CMS will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk. The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

September 2011	Page 6

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of 30CMS and 2CMS, (ii) volatility of 30CMS and 2CMS, (iii) changes in interest and yield rates, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the CMS reference index is less than the CMS reference index strike, during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Variable Pricing Risk

▪
The price you pay for the notes may be higher than the prices paid by other investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

September 2011	Page 7

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index, may adversely affect the payout to you on the notes.

September 2011	Page 8

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on October 27, 2011, which will be the twentieth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $35 per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 6.4640% per annum, compounded monthly; and the projected payment schedule with respect to a note consists of the following payments:

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 6.4640% per annum, compounded monthly; and the projected payment schedule with respect to a note consists of the following payments:

November 27, 2011	$5.95	July 27, 2018	$5.04	March 27, 2025	$4.87
December 27, 2011	$5.75	August 27, 2018	$5.21	April 27, 2025	$5.40
January 27, 2012	$5.93	September 27, 2018	$5.20	May 27, 2025	$5.23
February 27, 2012	$5.93	October 27, 2018	$5.03	June 27, 2025	$5.41

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March 27, 2012	$5.55	November 27, 2018	$5.20	July 27, 2025	$5.24
April 27, 2012	$5.93	December 27, 2018	$5.04	August 27, 2025	$5.41
May 27, 2012	$5.74	January 27, 2019	$5.22	September 27, 2025	$5.41
June 27, 2012	$5.93	February 27, 2019	$5.22	October 27, 2025	$5.25
July 27, 2012	$5.74	March 27, 2019	$4.72	November 27, 2025	$5.42
August 27, 2012	$5.93	April 27, 2019	$5.22	December 27, 2025	$5.25
September 27, 2012	$5.93	May 27, 2019	$5.06	January 27, 2026	$5.43
October 27, 2012	$5.74	June 27, 2019	$5.23	February 27, 2026	$5.43
November 27, 2012	$5.93	July 27, 2019	$5.06	March 27, 2026	$4.90
December 27, 2012	$5.74	August 27, 2019	$5.23	April 27, 2026	$5.43
January 27, 2013	$5.94	September 27, 2019	$5.22	May 27, 2026	$5.26
February 27, 2013	$5.95	October 27, 2019	$5.05	June 27, 2026	$5.43
March 27, 2013	$5.37	November 27, 2019	$5.22	July 27, 2026	$5.26
April 27, 2013	$5.95	December 27, 2019	$5.04	August 27, 2026	$5.43
May 27, 2013	$5.75	January 27, 2020	$5.18	September 27, 2026	$5.43
June 27, 2013	$5.95	February 27, 2020	$5.17	October 27, 2026	$5.25
July 27, 2013	$5.75	March 27, 2020	$4.82	November 27, 2026	$5.42
August 27, 2013	$5.95	April 27, 2020	$5.14	December 27, 2026	$5.24
September 27, 2013	$5.95	May 27, 2020	$4.97	January 27, 2027	$5.41
October 27, 2013	$5.75	June 27, 2020	$5.12	February 27, 2027	$5.41
November 27, 2013	$5.95	July 27, 2020	$4.94	March 27, 2027	$4.88
December 27, 2013	$5.75	August 27, 2020	$5.09	April 27, 2027	$5.40
January 27, 2014	$5.95	September 27, 2020	$5.08	May 27, 2027	$5.23
February 27, 2014	$5.95	October 27, 2020	$4.89	June 27, 2027	$5.41
March 27, 2014	$5.37	November 27, 2020	$5.03	July 27, 2027	$5.24
April 27, 2014	$5.95	December 27, 2020	$4.86	August 27, 2027	$5.41
May 27, 2014	$5.75	January 27, 2021	$5.02	September 27, 2027	$5.42
June 27, 2014	$5.95	February 27, 2021	$5.00	October 27, 2027	$5.25
July 27, 2014	$5.75	March 27, 2021	$4.50	November 27, 2027	$5.42
August 27, 2014	$5.95	April 27, 2021	$4.97	December 27, 2027	$5.25
September 27, 2014	$5.95	May 27, 2021	$4.79	January 27, 2028	$5.42
October 27, 2014	$5.75	June 27, 2021	$4.94	February 27, 2028	$5.42
November 27, 2014	$6.10	July 27, 2021	$4.77	March 27, 2028	$5.07
December 27, 2014	$5.86	August 27, 2021	$4.92	April 27, 2028	$5.42
January 27, 2015	$6.02	September 27, 2021	$4.91	May 27, 2028	$5.25
February 27, 2015	$5.97	October 27, 2021	$4.74	June 27, 2028	$5.42
March 27, 2015	$5.35	November 27, 2021	$4.90	July 27, 2028	$5.25
April 27, 2015	$5.87	December 27, 2021	$4.72	August 27, 2028	$5.42
May 27, 2015	$5.65	January 27, 2022	$4.87	September 27, 2028	$5.43
June 27, 2015	$5.81	February 27, 2022	$4.87	October 27, 2028	$5.26
July 27, 2015	$5.59	March 27, 2022	$4.40	November 27, 2028	$5.44
August 27, 2015	$5.73	April 27, 2022	$4.87	December 27, 2028	$5.27
September 27, 2015	$5.69	May 27, 2022	$4.72	January 27, 2029	$5.47
October 27, 2015	$5.48	June 27, 2022	$4.88	February 27, 2029	$5.47
November 27, 2015	$5.63	July 27, 2022	$4.73	March 27, 2029	$4.95
December 27, 2015	$5.41	August 27, 2022	$4.90	April 27, 2029	$5.48
January 27, 2016	$5.57	September 27, 2022	$4.92	May 27, 2029	$5.31
February 27, 2016	$5.54	October 27, 2022	$4.78	June 27, 2029	$5.49
March 27, 2016	$5.18	November 27, 2022	$4.96	July 27, 2029	$5.32
April 27, 2016	$5.52	December 27, 2022	$4.82	August 27, 2029	$5.50
May 27, 2016	$5.32	January 27, 2023	$5.01	September 27, 2029	$5.50
June 27, 2016	$5.48	February 27, 2023	$5.03	October 27, 2029	$5.33
July 27, 2016	$5.29	March 27, 2023	$4.55	November 27, 2029	$5.51
August 27, 2016	$5.45	April 27, 2023	$5.07	December 27, 2029	$5.34
September 27, 2016	$5.44	May 27, 2023	$4.93	January 27, 2030	$5.52
October 27, 2016	$5.26	June 27, 2023	$5.12	February 27, 2030	$5.53
November 27, 2016	$5.42	July 27, 2023	$4.98	March 27, 2030	$5.00
December 27, 2016	$5.23	August 27, 2023	$5.15	April 27, 2030	$5.54
January 27, 2017	$5.39	September 27, 2023	$5.16	May 27, 2030	$5.37
February 27, 2017	$5.37	October 27, 2023	$5.01	June 27, 2030	$5.56
March 27, 2017	$4.84	November 27, 2023	$5.20	July 27, 2030	$5.38
April 27, 2017	$5.35	December 27, 2023	$5.05	August 27, 2030	$5.57

September 2011	Page 10

Senior Fixed to Floating Rate Notes due October 27, 2031 CMS Curve Linked Accrual Notes

May 27, 2017	$5.17	January 27, 2024	$5.22	September 27, 2030	$5.57
June 27, 2017	$5.33	February 27, 2024	$5.23	October 27, 2030	$5.40
July 27, 2017	$5.15	March 27, 2024	$4.91	November 27, 2030	$5.59
August 27, 2017	$5.30	April 27, 2024	$5.26	December 27, 2030	$5.42
September 27, 2017	$5.29	May 27, 2024	$5.11	January 27, 2031	$5.61
October 27, 2017	$5.11	June 27, 2024	$5.29	February 27, 2031	$5.61
November 27, 2017	$5.27	July 27, 2024	$5.14	March 27, 2031	$5.07
December 27, 2017	$5.08	August 27, 2024	$5.32	April 27, 2031	$5.62
January 27, 2018	$5.24	September 27, 2024	$5.33	May 27, 2031	$5.45
February 27, 2018	$5.23	October 27, 2024	$5.17	June 27, 2031	$5.63
March 27, 2018	$4.71	November 27, 2024	$5.36	July 27, 2031	$5.46
April 27, 2018	$5.21	December 27, 2024	$5.19	August 27, 2031	$5.65
May 27, 2018	$5.03	January 27, 2025	$5.38	September 27, 2031	$5.66
June 27, 2018	$5.20	February 27, 2025	$5.39	October 27, 2031	$1,005.49

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

September 2011	Page 11